Exhibit 10.2
RENASANT CORPORATION
TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is made and entered into by and between E. Robinson McGraw (“Executive”) and Renasant Corporation, a Mississippi corporation (the “Company”). Reference is made to that certain Executive Employment Agreement by and between Executive and the Company effective as of January 1, 2008, as amended effective April 25, 2017, August 19, 2019, April 27, 2021 and December 19, 2023 (as so amended, the “Employment Agreement”).

1.    Transition from Employment. The parties agree that effective as of 5:00 p.m. on May 1, 2025, Executive shall voluntarily resign as an officer and employee of the Company and the Bank (his “Transition Date”). The parties further agree that, pending Executive’s Transition Date, Executive shall perform such duties as may be assigned to him, from time to time, by the Company’s Chief Executive Officer. By his execution below, Executive acknowledges and agrees that his employment and the circumstances of his separation do not give rise to a claim of Constructive Termination (as defined in Section 3.4 of his Employment Agreement) or a claim of involuntary separation without Cause (as defined in Section 3.5 of his Employment Agreement) or constitute the expiration of his Employment Agreement as set forth in Section 3.7 of such agreement.

2.    Employment Agreement. As of Executive’s Transition Date and except as expressly provided herein, the Employment Agreement shall be deemed extinguished and of no further force and effect, and the Company shall have no further obligations thereunder.

3.    Severance. In consideration of Executive’s agreements set forth herein, the Company shall pay Executive an amount equal to $672,185.55, which shall be paid as soon as practicable (and in any event within ten (10) business days) following the Transition Date. The Company may withhold from any amount payable hereunder all federal, state, city or other income or other taxes that may be required by law to be withheld.

4.    Board of Directors. Notwithstanding anything to the contrary in the Employment Agreement, Executive shall not be required to resign from the Board of Directors of the Company and the Bank, or from his position as Chairman thereof (for the avoidance of doubt, if Executive serves as a director or officer of any other company affiliated with the Company, he shall be required to resign as a director and/or officer thereof effective as of the Transition Date). Nothing herein shall be interpreted to prohibit or otherwise restrict the Board of Directors of the Company and the Bank from determining, in its discretion, to nominate (and continue to nominate) Executive for election as a director of the Company and the Bank or to serve as Chairman of the Board of Directors of the Company and the Bank following the termination of Executive’s employment. In addition, if Executive remains a member of the Board of Directors, Executive shall receive compensation as a director equivalent to the compensation received by other members of the Board of Directors who are not employees of the Company, as determined by the Board of Directors in its discretion from time to time. In connection with the foregoing, if Executive receives an award of shares of Company common stock prior to the Transition Date which award remains subject to vesting as of such date, Executive acknowledges and agrees that the award agreement for such stock award will provide that the vesting of the award shall not accelerate on the Transition Date as a result of Executive’s resignation in accordance with this Agreement.

5.    Executive’s Covenants. Executive expressly acknowledges and agrees that those covenants set forth in Section 5 of the Employment Agreement shall continue in force and effect in accordance with their terms. For avoidance of doubt, Executive acknowledges and agrees that the Transition Date shall be the “Termination Date” under the Employment Agreement.

THIS AGREEMENT was approved by the Board of Directors of the Company prior to the date hereof, to be effective as provided herein.

RENASANT CORPORATION:             E. ROBINSON MCGRAW:

By: /s/ C. Mitchell Waycaster                 /s/ E. Robinson McGraw             C. Mitchell Waycaster, Chief Executive Officer

Date: April 1, 2025                    Date: April 1, 2025
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